                                             As Filed Pursuant to Rule 424(b)(2)
                                             Registration No. 333-59635




PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 31, 1998)

                                  $110,000,000

                           UNION CARBIDE CORPORATION
                     FLOATING RATE NOTES DUE APRIL 26, 2000
                            ------------------------

        The Notes will bear interest at a rate which will be reset quarterly at the three-month London interbank offered rate ("LIBOR"), determined as described in this Prospectus Supplement, plus 0.65%. Interest on the Notes will be paid quarterly on January 26, April 26, July 26 and October 26 of each year, beginning on January 26, 1999. The Notes will mature on April 26, 2000. The Notes are not redeemable before maturity and do not have the benefit of any sinking fund.

        The Notes are unsecured and rank equally with all of Union Carbide Corporation's other unsecured senior indebtedness. The Notes are represented by a global security registered in the name of The Depository Trust Company or its nominees. Purchasers of the Notes may hold and transfer interests in the Notes only through the facilities of The Depository Trust Company and its participants. Purchasers of the Notes will not have the right to receive physical certificates evidencing their ownership of the Notes.

        Union Carbide Corporation's principal executive offices are located at 39 Old Ridgebury Road, Danbury, Connecticut 06817-0001 and its telephone number is (203) 794-2000.
                            ------------------------

                                                     PER NOTE       TOTAL
                                                     --------    ------------
Public Offering Price(1)...........................  99.9276%    $109,920,360
Underwriting Discount..............................      0.2%    $    220,000
Proceeds, before expenses, to Union Carbide
  Corporation......................................  99.7276%    $109,700,360

        (1) Purchasers will pay accrued interest, if any, from October 26, 1998.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        Union Carbide Corporation expects that the Notes will be ready for delivery in book-entry form only through The Depository Trust Company, on or about October 26, 1998.
                            ------------------------
MERRILL LYNCH & CO.
                             CHASE SECURITIES INC.
                                                    DONALDSON, LUFKIN & JENRETTE
                            ------------------------
          The date of this Prospectus Supplement is October 21, 1998.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
Forward Looking Statements..................................   S-2
Ratio of Earnings to Fixed Charges..........................   S-3
Use of Proceeds.............................................   S-3
Description of the Notes....................................   S-3
Underwriting................................................   S-7
Legal Opinions..............................................   S-8

                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     2
Use of Proceeds.............................................     3
Ratio of Earnings to Fixed Charges..........................     3
Description of the Securities...............................     4
Plan of Distribution........................................    11
Legal Opinions..............................................    12
Experts.....................................................    12

                          ----------------------------

                           FORWARD LOOKING STATEMENTS

     All statements in or incorporated by reference into this Prospectus Supplement and Prospectus that do not reflect historical information are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those discussed in such forward looking statements include the supply/demand balance for the Company's products, customer inventory levels, competitive pricing pressures, feedstock costs, changes in industry production capacities and operating rates, currency exchange rates, interest rates, global economic conditions, particularly in Asia, disruption in railroad and other transportation facilities, competitive technology positions, failure by the Company to achieve technology objectives and failure by the Company to achieve cost reduction targets or complete projects on schedule.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated.

                                                SIX MONTHS
                                                  ENDED             YEAR ENDED DECEMBER 31,
                                                 JUNE 30,     ------------------------------------
                                                   1998       1997    1996    1995    1994    1993
                                                ----------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(a).........     3.9        4.5     6.2     9.4     5.4     3.2

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income of consolidated companies from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (a) fixed charges, (b) amortization of capitalized interest, (c) distributed income of equity investees and (d) the Company's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries. The Company has a 45 percent equity investment in Equate Petrochemical Company ("Equate"). During 1998, 1997, and the last quarter of 1996, the Company severally guaranteed 45 percent of Equate's long-term debt and working capital financing needs. During the first three quarters of 1996, the Company severally guaranteed up to $225 million of Equate's interim debt. Interest charges associated with guarantees of outstanding borrowings totaled $32 million, $58 million and $13 million for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, respectively, and have been included, along with the Company's equity in Equate's pre-tax loss for the same periods, in the calculation of the ratio of earnings to fixed charges.

                                USE OF PROCEEDS

     The net proceeds received by the Company from the sale of the Notes will be used for general corporate purposes and to repay short-term debt incurred for working capital purposes. The expenses payable by the Company are estimated to be $25,000. At August 31, 1998, the Company's short-term debt bore a weighted average interest rate of approximately 5.98%.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Capitalized terms used herein and not defined herein shall have the meanings given to them in the accompanying Prospectus or in the indenture referred to herein.

GENERAL

     The Floating Rate Notes due April 26, 2000 (the "Notes") offered hereby will be issued under an Indenture, dated as of June 1, 1995, between the Company and The Chase Manhattan Bank, as Trustee, as supplemented from time to time (the "Indenture"). The Indenture is filed as an exhibit to the Registration Statement of which the accompanying Prospectus is a part. The following summary of certain provisions of the Indenture and of the Notes (referred to in the accompanying Prospectus as the "Debt Securities" or "Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. Such summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms.

     The Notes will mature on April 26, 2000. The Notes are not redeemable by the Company prior to maturity. The Notes will be subject to defeasance and covenant defeasance as provided in the accompanying Prospectus.

     The Notes will be issued in book-entry form only.

     The Notes will be issued in minimum denominations of $1,000 and integral multiples.

     The Company may from time to time, without notice to or the consent of holders of the Notes, create and issue further notes identical to the Notes in all respects and ranking pari passu with the Notes so that such further notes will be consolidated and form a single series under the Indenture with the Notes and have the same terms otherwise as the Notes.

INTEREST

     Interest will be payable quarterly on January 26, April 26, July 26 and October 26 of each year (each, an "Interest Payment Date"), commencing January 26, 1999 to the persons in whose names the Notes are registered at the close of business on the date fifteen calendar days prior to such Interest Payment Date. Principal and interest payable at maturity will be paid to the holder on the maturity date. The "Interest Period" with respect to a Note is each successive period from and including an Interest Payment Date with respect to such Note to but excluding the next Interest Payment Date or the maturity date, as the case may be; provided, however, if such Interest Payment Date would not be a Business Day, then such Interest Payment Date and the first day of the next succeeding Interest Period will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date and the first day of the next succeeding Interest Period will be the immediately preceding Business Day. The "Interest Determination Date" for an Interest Period is two London Banking Days (as defined below) preceding the first day of such Interest Period.

     The interest rate on the Notes for any Interest Period will be subject to adjustment as of the first day of such Interest Period. The interest rate on the Notes for each Interest Period will be determined on the Interest Determination Date for such Interest Period and will be a per annum rate equal to LIBOR (determined as set forth below) plus 0.65%, subject to the applicable maximum lawful rate. Interest will be computed on the basis of a 360-day year and the actual number of days in the applicable Interest Period. The interest rate for the Interest Period commencing October 26, 1998 to but excluding January 26, 1999 has been set at 5.84%.

     LIBOR will be determined on the basis of the offered rates for deposits in U.S. dollars for a three-month period commencing on the second London Banking Day immediately following that Interest Determination Date that appears on Telerate Page 3750 (as defined below) as of approximately 11:00 a.m. (London time) on that Interest Determination Date. If such rate does not appear on Telerate Page 3750 on such Interest Determination Date, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the second London Banking Day immediately following that Interest Determination Date and in a principal amount equal to an amount not less than U.S. $1 million that is representative for a single transaction in such market at such time, are offered to prime banks in the London interbank market by four major banks in the London interbank market (which may include the Calculation Agent) selected by the Calculation Agent (as defined below), after consultation with the Company, at approximately 11:00 a.m., London time, on that Interest Determination Date.

     The Calculation Agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major money center banks in The City of New York (which may include the Calculation

Agent) selected by the Calculation Agent, after consultation with the Company, at approximately 11:00 a.m., New York City time, on that Interest Determination Date for loans in U.S. dollars to leading European banks for a three-month period commencing on the second London Banking Day immediately following that Interest Determination Date and in a principal amount equal to an amount of not less than U.S. $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR for the applicable period will be the same as LIBOR for the immediately preceding Interest Period on such Interest Determination Date.

     As used herein:

"Business Day" means any day which is not a Saturday or Sunday and which is not a legal holiday or a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed that is also a London Banking Day.

     "Calculation Agent" means the Chase Manhattan Bank, the Trustee named in the Indenture, or such other entity as may be selected from time to time by the Company to perform the functions of the Calculation Agent described herein.

     "London Banking Day" means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Markets Limited (or such other page as may replace Page 3750 on that service or such other service or services as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying London interbank offered rates for U.S. dollars deposits).

     All percentages resulting from any calculations of any interest rate for the Notes will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward, and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

     The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect. All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the Holders of the Notes.

BOOK-ENTRY SYSTEM

     The Depository Trust Company, New York, New York, will act as depositary (the "Depositary") for the Notes. The Notes will be represented by one or more Global Securities registered in the name of Cede & Co., the nominee of the Depositary. The provisions described under "Description of the Securities -- Global Securities" in the Prospectus will be applicable to the Notes. Accordingly, beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants.

     The Depositary has advised the Company and the Underwriters as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the United States Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Direct Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in such Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock

Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's book-entry system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

     Principal and interest payments on the Notes registered in the name of the Depositary's nominee will be made in immediately available funds to the Depositary's nominee as the registered owner of the Global Securities. Under the terms of the Notes, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest on such securities and for all other purposes whatsoever. Therefore, none of the Company, the Trustee or any paying agent has any direct responsibility or liability for the payment of principal or interest on the Global Securities to owners of beneficial interests in the Global Securities. The Depositary has advised the Company and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to credit Direct Participants' accounts on the payment date in accordance with their respective holdings of beneficial interests in the Global Securities as shown on the Depositary's records, unless the Depositary has reason to believe that it will not receive payment on the payment date. Payments by Direct and Indirect Participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Direct and Indirect Participants and not of the Depositary, the Trustee, or the Company, subject to any statutory requirements that may be in effect from time to time. Payment of principal and interest to the Depositary is the responsibility of the Company or the Trustee. Disbursement of such payments to the owners of beneficial interests in the Global Securities shall be the responsibility of the Depositary and Direct and Indirect Participants.

     Notes represented by a Global Security will be exchangeable for Notes in definitive form of like tenor as such Global Security in denominations of $1,000 and in any greater amount that is an integral multiple if the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by the Company within 90 days or the Company in its discretion at any time determines not to require all of the Notes of such series to be represented by a Global Security and notifies the Trustee thereof. Any Notes that are exchangeable pursuant to the preceding sentence are exchangeable for Notes issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security or Global Securities of the same aggregate denominations to be registered in the name of the Depositary or its nominee.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to the Company, all payments of principal and interest on the Notes will be made by the Company in immediately available funds.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof between the Company and the Underwriters named below, the Company has agreed to sell to each of the Underwriters named below, severally, and each of the Underwriters has severally agreed to purchase the principal amount of the Notes set forth opposite its name below.

                                                               PRINCIPAL
                                                               AMOUNT OF
                        UNDERWRITERS                             NOTES
                        ------------                          ------------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........  $ 55,000,000
Chase Securities Inc. ......................................    27,500,000
Donaldson, Lufkin & Jenrette Securities Corporation.........    27,500,000
                                                              ------------
             Total..........................................  $110,000,000
                                                              ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes if any are taken.

     The Underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of .125% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a discount not in excess of .05% of the principal amount of the Notes to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The Notes are a new issue of securities with no established trading market. The Company does not intend to apply for listing of the Notes on any securities exchange. The Company has been advised by the Underwriters that the Underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

     In connection with this offering, the Underwriters may purchase and sell the Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of a series of securities, and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of securities than they are required to purchase from the Company in this offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to underwriters or broker-dealers in respect of the Notes sold in this offering may be reclaimed by the Underwriters if such securities are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of a series of the Notes, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     From time to time certain of the Underwriters have provided, and may continue to provide, commercial and/or investment banking services to the Company. In addition, The Chase Manhattan Bank, an affiliate of Chase Securities Inc., is Trustee under the Indenture and the Calculation Agent.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Notes will be passed upon for the Company by Joseph E. Geoghan, a director and Vice-President, General Counsel and Secretary of the Company or by Phyllis Savage, Chief Finance and Securities Counsel of the Company, or by other counsel selected by the Company, and for the agents, underwriters and dealers by Davis Polk & Wardwell, New York, NY, or by other counsel satisfactory to the relevant agents, underwriters or dealers. At September 30, 1998, Mr. Geoghan owned 29,624 shares of the Company's common stock including shares allocated pursuant to the Company's employee stock ownership plan and Ms. Savage owned 4,255 shares of the Company's Common Stock including shares allocated pursuant to the Company's employee stock ownership plan. At September 30, 1998, Mr. Geoghan had options to purchase 213,000 shares of the Company's common stock and Ms. Savage held options to purchase 29,900 shares of the Company's common stock.

PROSPECTUS

                           UNION CARBIDE CORPORATION
                                DEBT SECURITIES

                           -------------------------

     Union Carbide Corporation ("Company") may offer from time to time up to a total initial offering price not to exceed $500,000,000 (or the equivalent in foreign denominated currency or units based on or relating to currencies) of its senior unsecured debt securities ("Debt Securities" or "Securities"). The Company may offer Securities in one or more series, in amounts, at prices and upon terms to be determined in light of market conditions at the time of sale. Furthermore, the Company may sell the Securities directly, through agents designated from time to time, or to or through underwriters or dealers (see "Plan of Distribution").

     The Prospectus Supplement accompanying the Prospectus sets forth the specific aggregate principal amount, maturity, rate and time of payment of interest as well as any redemption provisions, initial public offering price and proceeds to the Company. The Prospectus Supplement also sets forth any other specific terms in connection with the offering and sale of a series of Securities, including the names of the underwriters or agents, if any, and the terms of such offering.

     The Securities may be issued as Registered Securities, in certificated or uncertificated form or in any combination thereof.

                           -------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                 The date of this Prospectus is July 31, 1998.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING ANY PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements, and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the Public Reference Section may be obtained by calling 1-800-SEC-0330. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, reports, proxy statements, and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104 or at the Company's home page on the World Wide Web (http:www.unioncarbide.com).

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company (File No. 1-1463) are incorporated herein by reference: (1) Annual Report on Form 10-K for the year ended December 31, 1997; (2) Quarterly Reports on Form 10-Q for the quarter ended March 31, 1998; and (3) all other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Union Carbide Corporation, Investor Relations Department, 39 Old Ridgebury Road, Danbury, Connecticut 06817-0001, telephone (203) 794-6445.

                                  THE COMPANY

     Union Carbide Corporation is a worldwide chemicals and polymers company with two business segments, Specialties & Intermediates and Basic Chemicals & Polymers. Specialties & Intermediates converts basic and intermediate chemicals into a diverse portfolio of chemicals and polymers serving industrial customers in many markets. This segment also provides technology services, including licensing, to the oil and gas and petrochemicals industries. The Basic Chemicals & Polymers segment converts hydrocarbon feedstocks, principally liquefied petroleum gas and naphtha, into polyethylene, polypropylene and ethylene oxide/glycol for sale to third-party customers, as well as propylene, ethylene and ethylene oxide for consumption by the Specialties & Intermediates segment.

     The Company was incorporated in 1917 under the laws of the State of New York. The principal executive offices of the Company are located at 39 Old Ridgebury Road, Danbury, Connecticut 06817-0001, telephone (203) 794-2000.

                                USE OF PROCEEDS

     Unless otherwise indicated in an accompanying Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities to retire outstanding debt, to repurchase outstanding shares of the Company's common stock, and otherwise for general corporate purposes. Information concerning the interest rates and maturities of the Company's outstanding debt is set forth in the notes to the financial statements of the Company incorporated by reference herein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of the Company for the periods indicated:

                                              THREE MONTHS
                                                 ENDED              YEAR ENDED DECEMBER 31,
                                               MARCH 31,      ------------------------------------
                                                  1998        1997    1996    1995    1994    1993
                                              ------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges(a).......      3.7         4.2     5.0     8.0     4.9     2.9

-------------------------
(a) For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income of consolidated companies from continuing operations before provision for income taxes, before fixed charges, plus dividends from less than 50%-owned companies carried at equity and the registrant's share of pre-tax income of 50%-owned companies carried at equity, less net capitalized interest and preferred stock dividend requirements of consolidated subsidiaries. Fixed charges comprise interest on long-term and short-term debt, capitalized interest, the portion of rentals representative of an interest factor, preferred stock dividend requirements of consolidated subsidiaries and the registrant's share of fixed charges of 50%-owned companies carried at equity. The Company has a 45 percent equity investment in Equate Petrochemical Company. During 1998, 1997 and the last quarter of 1996, the Company severally guaranteed 45 percent of Equate's long-term debt and working capital financing needs. During the first three quarters of 1996, the Company severally guaranteed up to $225 million of Equate's interim debt. Interest charges associated with guarantees of outstanding borrowings totaled $17 million, $58 million and $13 million for the three months ending March 31, 1998 and the years ended December 31, 1997 and 1996, respectively, and have been included, along with the Company's equity in Equate's pre-tax loss for the same periods, in the calculation of the ratio of earnings to fixed charges.

                           DESCRIPTION OF SECURITIES

     The Securities will be issued in one or more series under an indenture or indentures ("Indenture") between the Company and one or more trustees ("Trustee"). The following summaries of certain provisions of the Indenture are qualified in their entirety by express reference to the Indenture which is incorporated herein by reference.

GENERAL

     The Indenture does not limit the amount of Securities that can be issued thereunder and provides that the Securities may be issued in series up to the aggregate principal amount which may be authorized from time to time by the Company. The Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated debt of the Company.

     Reference is made to the Prospectus Supplement for the following terms, if applicable, of the Securities offered thereby: (1) the designation, aggregate principal amount, currency or composite currency and denominations; (2) the price at which such Securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest; (3) the maturity date and other dates, if any, on which principal will be payable;
(4) the interest rate (which may be fixed or variable), if any; (5) the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest; (6) the manner of paying principal or interest; (7) the place or places where principal and interest will be payable; (8) the terms of any mandatory or optional redemption by the Company;
(9) the terms of any redemption at the option of holders; (10) whether such Securities are to be represented in whole or in part by a Security in global form and, if so, the identity of the depositary ("Depositary") for any global Security; (11) any tax indemnity provisions; (12) if the Securities provide that payments of principal or interest may be made in a currency other than that in which Securities are denominated, the manner for determining such payments; (13) the portion of principal payable upon acceleration of a Discounted Security (as defined below); (14) whether and upon what terms Securities may be defeased;
(15) any events of default or restrictive covenants in addition to or in lieu of those set forth in the Indenture; (16) provisions for electronic issuance of Securities or for Securities in uncertificated form; and (17) any additional provisions or other terms not inconsistent with the provisions of the Indenture, including any terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the Securities.

     Securities of any series may be issued as registered Securities, in certificated or uncertificated form or a combination thereof, as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Securities will be issued in denominations of $1,000 and whole multiples thereof. The Securities of a series may be issued in whole or in part in the form of one or more global Securities that will be deposited with, or on behalf of, a Depositary identified in the Prospectus Supplement relating to the series. Unless otherwise indicated in the Prospectus Supplement relating to a series, the terms of the depositary arrangement with respect to any Securities of a series specified in the Prospectus Supplement as being represented by global Securities will be as set forth below under "Global Securities."

     Registration of transfer of registered Securities may be requested upon surrender thereof at any agency of the Company maintained for that purpose and upon fulfillment of all other requirements of the agent.

     Securities may be issued under the Indenture as Discounted Securities to be offered and sold at a substantial discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to such Discounted Securities. "Discounted Security" means a Security where the amount of principal due upon acceleration is less than the stated principal amount.

CERTAIN COVENANTS

     The Securities will not be secured by any properties or assets and will represent unsecured debt of the Company. Since secured debt ranks ahead of unsecured debt, the limitation on liens and the limitation on sale-leaseback transactions place some restrictions on the Company's ability to incur additional secured debt or its equivalent when the asset securing the debt is a material manufacturing facility in the United States. The limitations are subject to a number of qualifications and exceptions described below. There can be no assurance that a facility subject to the limitations at any time will continue to be subject to those limitations at a later time.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Securities do not afford holders of the Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Securities.

  Definitions

     "Attributable Debt" for a lease means, as of the date of determination, the present value of net rent for the remaining term of the lease. Rent shall be discounted to present value at a discount rate that is compounded semi-annually. The discount rate shall be 10% per annum or, if the Company elects, the discount rate shall be equal to the weighted average Yield to Maturity of the Securities under the Indenture. Such average shall be weighted by the principal amount of the Securities of each series or, in the case of Discounted Securities, the amount of principal that would be due as of the date of determination if payment of the Securities were accelerated on that date.

     Rent is the lesser of (a) rent for the remaining term of the lease assuming it is not terminated or (b) rent from the date of determination until the first possible termination date plus the termination payment then due, if any. The remaining term of a lease includes any period for which the lease has been extended. Rent does not include (1) amounts due for maintenance, repairs, utilities, insurance, taxes, assessments and similar charges or (2) contingent rent, such as that based on sales. Rent may be reduced by the discounted present value of the rent that any sublessee must pay from the date of determination for all or part of the same property. If the net rent on a lease is not definitely determinable, the Company may estimate it in any reasonable manner.

     "Consolidated Net Tangible Assets" means total assets less (a) total current liabilities (excluding Debt due within 12 months) and (b) goodwill, as reflected in the Company's most recent consolidated balance sheet preceding the date of a determination under clause (9) of the "Limitation on Liens" covenant.

     "Debt" means any debt for borrowed money or any guarantee of such a debt.

     "Lien" means any mortgage, pledge, security interest or lien.

     "Long-Term Debt" means Debt that by its terms matures on a date more than 12 months after the date it was created or Debt that the obligor may extend or renew without the obligee's consent to a date more than 12 months after the date the Debt was created.

     "Principal Property" means any manufacturing facility located in the United States (excluding territories and possessions), except any such facility that in the opinion of the board of directors of the Company or any authorized committee of the board is not of material importance to the total business conducted by the Company and its consolidated Subsidiaries.

     "Restricted Property" means any Principal Property or any shares of stock of a Restricted Subsidiary, in each case now owned or hereafter acquired by the Company or a Restricted Subsidiary. At March 31, 1998, "Restricted Property" includes manufacturing facilities of the Company at Norco, LA; Taft, LA; Seadrift, TX; Texas City, TX; Institute, WV; and South Charleston, WV.

     "Restricted Subsidiary" means a Wholly-Owned Subsidiary that has substantially all of its assets located in the United States (excluding territories or possessions) or Puerto Rico and owns a Principal Property.

     "Sale-Leaseback Transaction" means an arrangement pursuant to which the Company or a Restricted Subsidiary now owns or hereafter acquires a Principal Property, transfers it to a person, and leases it back from the person.

     "Subsidiary" means a corporation a majority of whose Voting Stock is owned by the Company or a Subsidiary.

     "Voting Stock" means capital stock having voting power under ordinary circumstances to elect directors.

     "Wholly-Owned Subsidiary" means a corporation all of whose Voting Stock is owned by the Company or a Wholly-Owned Subsidiary.

     "Yield to Maturity" means the yield to maturity on a Security at the time of its issuance or at the most recent determination of interest on the Security.

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, incur a Lien on Restricted Property to secure a Debt unless:

     (1) the Lien equally and ratably secures the Securities and the Debt. The Lien may equally and ratably secure the Securities and any other obligation of the Company or a Subsidiary. The Lien may not secure an obligation of the Company that is subordinated to the Securities;

     (2) the Lien secures Debt incurred to finance all or some of the purchase price or the cost of construction or improvement of property of the Company or a Restricted Subsidiary. The Lien may not extend to any other Restricted Property owned by the Company or a Restricted Subsidiary at the time the Lien is incurred. However, in the case of any construction or improvement, the Lien may extend to unimproved real property used for the construction or improvement. The Debt secured by the Lien may not be incurred more than one year after the later of the
         (a) acquisition, (b) completion of construction or improvement or (c) commencement of full operation, of the property subject to the Lien;

     (3) The Lien is on property of a corporation at the time the corporation merges into or consolidates with the Company or a Restricted Subsidiary;

     (4) the Lien is on property at the time the Company or a Restricted Subsidiary acquires the property;

     (5) the Lien is on property of a corporation at the time the corporation becomes a Restricted Subsidiary;

     (6) the Lien secures Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

     (7) the Lien is in favor of a government or governmental entity and secures
         (a) payments pursuant to a contract or statute or (b) Debt incurred to finance all or some of the purchase price or cost of construction or improvement of the property subject to the Lien;

     (8) the Lien extends, renews or replaces in whole or in part a Lien ("existing Lien") permitted by any of clauses (1) through (7). The Lien may not extend beyond (a) the property subject to the existing Lien and
         (b) improvements and construction on such property. However, the Lien may extend to property that at the time is not Restricted Property. The Debt secured by the Lien may not exceed the Debt secured at the time by the existing Lien unless the existing Lien or a predecessor Lien was incurred under clause (1) or (6); or

     (9) the Debt plus all other Debt secured by Liens on Restricted Property at the time does not exceed 10% of Consolidated Net Tangible Assets. However, the following Debt shall be excluded from all other Debt in the determination: (a) Debt secured by a Lien permitted by any of clauses (1) through (8) and (b) Debt secured by a Lien incurred prior to the date of the Indenture that would have been permitted by any of those clauses if the Indenture had been in effect at the time the Lien was incurred. Attributable Debt for any lease permitted by clause (4) of the "Limitation on Sale and Leaseback" covenant must be included in the determination and treated as Debt secured by a Lien on Restricted Property not otherwise permitted by any of clauses (1) through (8).

     In general, clause (9) above, sometimes called a "basket" clause, permits Liens to be incurred that are not permitted by any of the exceptions enumerated in clauses (1) through (8) above if the Debt secured by all such additional Liens does not exceed 10% of Consolidated Net Tangible Assets at the time.

     Limitation on Sale and Leaseback. The Company will not, and will not permit any Restricted Subsidiary to, enter into a Sale-Leaseback Transaction unless:

     (1) the lease has a term of three years or less;

     (2) the lease is between the Company and a Restricted Subsidiary or between Restricted Subsidiaries;

     (3) the Company or a Restricted Subsidiary under clauses (2) through (8) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease;

     (4) the Company or a Restricted Subsidiary under clause (9) of the "Limitation on Liens" covenant could create a Lien on the property to secure Debt at least equal in amount to the Attributable Debt for the lease; or

     (5) the Company or a Restricted Subsidiary within 180 days of the effective date of the lease retires Long-Term Debt of the Company or a Restricted Subsidiary at least equal in amount to the Attributable Debt for the lease. A Debt is retired when it is paid, canceled or defeased. However, the Company or a Restricted Subsidiary may not receive credit for retirement of: Debt that is retired at maturity or through mandatory redemption; Debt of the Company that is subordinated to the Securities; or Debt, if paid in cash, that is owned by the Company or a Restricted Subsidiary.

     In clauses (3) and (4) above, Sale-Leaseback Transactions and Liens are treated as equivalents. Thus, if the Company or a Restricted Subsidiary could create a Lien on a property, it may enter into a Sale-Leaseback Transaction to the same extent.

SUCCESSOR OBLIGOR

     The Company will not consolidate with or merge into, or transfer all or substantially all of its assets to, any person, unless (1) the person is organized under the laws of the United States or a State thereof; (2) the person assumes by supplemental indenture all the obligations of the Company under the Indenture, the Securities and any coupons; (3) immediately after the transaction no Default (as defined) exists; and (4) if, as a result of the transaction, a Restricted Property would become subject to a Lien not permitted by the "Limitation on Liens" covenant, the Company or such person secures the Securities equally and ratably with or prior to all obligations secured by the Lien.

     The successor will be substituted for the Company, and thereafter all obligations of the Company under the Indenture, the Securities and any coupons shall terminate.

EXCHANGE OF SECURITIES

     Certificates for Securities may be exchanged for an equal aggregate principal amount of certificates for Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the certificates at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of the agent.

DEFAULTS AND REMEDIES

     An "Event of Default" with respect to a series of Securities will occur if:

     (1) the Company fails to make any payment of interest on any Securities of the series when the payment becomes due and continues not to make such payment for a period of 10 days;

     (2) the Company fails to make a payment of the principal of any Securities of the series when the payment becomes due at maturity or upon redemption, acceleration or otherwise;

     (3) the Company fails to perform any of its other agreements applicable to the series and such failure continues for 90 days after the notice set forth below;

     (4) the Company pursuant to or within the meaning of any Bankruptcy Law:

        (A) initiates a voluntary case,

        (B) consents to the entry of an order for relief against it in an involuntary case,

        (C) consents to the appointment of a Custodian for it or for all or substantially all of its property, or

        (D) makes a general assignment for the benefit of its creditors;

     (5) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

        (A) is for relief against the Company in an involuntary case,

        (B) appoints a Custodian for the Company or for all or substantially all of its property, or

        (C) orders the liquidation of the Company; and the order or decree remains unstayed and in effect for 60 days; or

     (6) any other Event of Default provided for in the series occurs.

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.

     Failure to perform under clause (3) above is not an Event of Default until the Trustee or the holders of at least 25% of the principal amount of the series notify the Company of the failure and the Company does not cure the default within the time specified after receipt of the notice.

     Subject to certain limitations, holders of a majority in principal amount of the Securities of the series may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders of the series notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interest.

     The Indenture does not have a cross-default provision. Thus, a default by the Company or a Subsidiary on any other debt would not constitute an Event of Default.

     If an Event of Default occurs and continues on a series, the Trustee or the holders of at least 25% of the principal amount of the series may declare the principal and interest on all Securities of the series due and payable immediately upon notice to the Company. If an Event of Default occurs and continues on a series, the Trustee or, upon satisfaction of certain conditions, a holder may pursue any available remedy to collect the principal and interest due on the series, enforce the performance of any provisions regarding the series or protect the rights of the Trustee and holders of the series. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Securities of the series.

AMENDMENTS AND WAIVERS

     Unless the bond resolution establishing the terms of a series otherwise provides, the Indenture and the Securities or any coupons of the series may be amended, and any default may be waived as follows: The Securities and the Indenture may be amended with the consent of the holders of a majority in principal amount of the Securities of all series affected voting as one class. As discussed above under "General," the Company has the right to issue an unlimited amount of Securities under the Indenture. A default on a series may be waived with the consent of the holders of a majority in principal amount of the Securities of the series. However, without the consent of each Securityholder affected, no amendment or waiver may (1) reduce the amount of Securities whose holders must consent to an amendment or waiver, (2) reduce the interest on or change the time for payment of interest on any Security, (3) change the fixed maturity of any Security, (4) reduce the principal of any non-Discounted Security or reduce the amount of principal of any Discounted Security that would be due on acceleration thereof, (5) change the currency in which principal or interest on a Security is payable or (6) waive any default in payment of interest on or principal of a Security. Without the consent of any Securityholder, the Indenture, the Securities or any coupons may be amended to cure any ambiguity, omission, defect or inconsistency; to provide for assumption of Company obligations to Securityholders in the event of a merger or consolidation requiring such assumption; to provide that specific provisions of the Indenture not apply to a series of Securities not previously issued; to create a series and establish its terms; to provide for a separate Trustee for one or more series; or to make any change that does not materially adversely affect the rights of any Securityholder.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Securities of a series may be defeased in accordance with their terms and, unless the bond resolution establishing the terms of the series otherwise provides, as set forth below. The Company at any time may terminate as to a series all of its obligations (except for certain obligations with respect to the defeasance trust and obligations to register the transfer or exchange of a Security, to replace destroyed, lost or stolen Securities and coupons and to maintain agencies in respect of the Securities) with respect to the Securities of the series and any related coupons and the Indenture ("legal defeasance"). The Company at any time may terminate as to a series its obligations with respect to the Securities and coupons of the series under the covenants described under "Certain Covenants" ("covenant defeasance").

     The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, a series may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option, a series may not be accelerated by reference to the covenants described under "Certain Covenants."

     To exercise either option as to a series, the Company must deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium, if any, and interest on the Securities of the series to redemption or maturity and must comply with certain other conditions. In particular, the Company must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for Federal income tax purposes. "U.S. Government Obligations" are direct obligations of the United States of America which have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option, or certificates representing an ownership interest in such obligations.

GLOBAL SECURITIES

     Global Securities may be issued in certificated or uncertificated form and in either temporary or permanent form. If Securities of a series are to be issued as global Securities, one or more global

Securities will be issued in a denomination or aggregate denominations equal to the aggregate principal amount of outstanding Securities of the series to be represented by such global Security or Securities.

     Ownership of beneficial interests in global Securities will be limited to persons that have accounts with the Depositary ("participants") or persons that may hold interests through participants. Ownership interests in global Securities will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such global Securities (with respect to a participant's interest) and records maintained by participants (with respect to interests of persons other than participants).

     Unless otherwise indicated in a Prospectus Supplement, payment of principal of and any premium and interest on the book-entry Securities represented by a global Security will be made to the Depositary or its nominee, as the case may be, as the sole registered owner and the sole holder of the book-entry Securities represented thereby for all purposes under the Indenture. Neither the Company or the Trustee, nor any agent of the Company or the Trustee, will have any responsibility or liability for any acts or omissions of the Depositary, for any records of the Depositary relating to beneficial ownership interests in any global Security or for any transactions between the Depositary and beneficial owners.

     Upon receipt of any payment of principal of or any premium or interest on a global Security, the Depositary will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global Security as shown on the records of the Depositary. Payments by participants to owners of beneficial interests in global Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for customer accounts registered in "street name," and will be the sole responsibility of such participants.

     Unless otherwise stated in a Prospectus Supplement, global Securities will not be transferred except as a whole by the Depositary to a nominee of the Depositary. Global Securities will be exchangeable only if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such global Securities or if at any time the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) the Company in its sole discretion determines that such global Securities shall be exchangeable for definitive Securities in registered form, or (iii) an Event of Default with respect to the series of Securities represented by such global Securities has occurred and is continuing. Any global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Registered Securities issuable in denominations of $1,000 and integral multiples thereof and registered in such names as the Depositary holding such global Security shall direct. Subject to the foregoing, the global Security is not exchangeable, except for a global Security of like denomination to be registered in the name of the Depositary or its nominee.

     So long as the Depositary for global Securities of a series, or its nominee, is the registered owner of such global Securities, such Depositary or such nominee, as the case may be, will be considered the sole holder of Securities represented by such global Securities for the purposes of receiving payment on such global Securities, receiving notices and for all other purposes under the Indenture and such global Securities. Except as provided above, owners of beneficial interests in global Securities of a series will not be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the holders thereof for any purpose under the Indenture. Accordingly, each person owning a beneficial interest in a global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in such a global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in a Prospectus Supplement relating to Securities of a series to be issued as global Securities, the Depositary will be The Depository Trust Company ("DTC"). DTC has advised the Company that it is a limited-purpose trust company organized under the law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the underwriters, dealers or agents with respect to the Securities), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant either directly or indirectly.

TRUSTEE

     The Trustee for a series of Securities will be named in the Prospectus Supplement for the series.

     The Company may remove the Trustee if certain events occur. The Company also may remove the Trustee with or without cause if the Company so notifies the Trustee six months in advance and if no Default occurs during the six-month period.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of the following ways: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents. The Prospectus Supplement with respect to the Securities being offered thereby will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Any underwriter or agent may be deemed to be an underwriter as that term is defined in the Securities Act of 1933 (the "Act").

     If underwriters are used in the sale of Securities, such Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be offered to the public either through underwriting syndicates (which may be represented by managing underwriters designated by the Company), or directly by one or more underwriters acting alone. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities offered thereby will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The Securities may be sold directly by the Company or through agents designated by the Company from time to time. The Prospectus Supplement with respect to any Securities sold in this manner will set forth the name of any agent involved in the offer or sale of the Securities as well as any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent is acting on a best efforts basis for the period of its appointment.

     If dealers are utilized in the sale of any Securities, the Company will sell the Securities to the dealers, as principal. Any dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the Prospectus Supplement with respect to the Securities being offered thereby.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for the solicitation of such contracts.

     It has not been determined whether any Securities will be listed on a securities exchange. Underwriters will not be obligated to make a market in any Securities. The Company cannot predict the activity of trading in, or liquidity of, any Securities.

     Agents, underwriters and dealers may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Act or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Securities will be passed upon for the Company by Joseph E. Geoghan, a director and Vice-President, General Counsel and Secretary of the Company or by Phyllis Savage, Chief Finance and Securities Counsel of the Company, or by other counsel selected by the Company, and for the agents, underwriters and dealers by Davis Polk & Wardwell, New York, NY, or by other counsel satisfactory to the relevant agents, underwriters or dealers. At June 30, 1998, Mr. Geoghan owned 29,572 shares of the Company's common stock including shares allocated pursuant to the Company's employee stock ownership plan and Ms. Savage owned 4,184 shares of the Company's common stock including shares allocated pursuant to the Company's employee stock ownership plan. At June 30, 1998, Mr. Geoghan held options to purchase 213,000 shares of the Company's common stock and Ms. Savage held options to purchase 29,900 shares of the Company's common stock.

                                    EXPERTS

     The Company's consolidated financial statements and schedules as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 incorporated by reference herein have been incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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

--------------------------------------------------------------------------------

                                  $110,000,000

                           UNION CARBIDE CORPORATION

                     FLOATING RATE NOTES DUE APRIL 26, 2000

                     -------------------------------------

                             PROSPECTUS SUPPLEMENT
                     -------------------------------------

                              MERRILL LYNCH & CO.

                             CHASE SECURITIES INC.

                          DONALDSON, LUFKIN & JENRETTE

                                OCTOBER 21, 1998

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